EXHIBIT 10.2

THIRD AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT

This Third Amended and Restated Property Management Agreement (this “Agreement”) is dated as of December 21, 2017 and effective as of January 1, 2018, by and among BROADSTONE NET LEASE, INC., a Maryland corporation (the “Corporation”), BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Operating Company”), and BROADSTONE REAL ESTATE, LLC, a New York limited liability company (the “Property Manager”).  Capitalized terms are used with the meaning set forth in Article I.

WHEREAS, the Operating Company was organized to acquire, own, operate, lease and manage real estate properties;

WHEREAS, the Corporation was formed to invest in the Operating Company and to hold a controlling interest therein;

WHEREAS, the Corporation intends to raise money from the sale of its common stock to be used for investment in income-producing real estate to be acquired and held by the Operating Company or a Special Purpose Entity;

WHEREAS, Owner wishes to retain Property Manager to manage and coordinate certain aspects of the leasing, acquisition and sale of Owner’s real estate properties, and the Property Manager wishes to be so retained, all under the terms and conditions set forth in this Agreement;

WHEREAS, the Corporation, the Operating Company and Property Manager previously entered into (i) the Second Amended and Restated Property Management Agreement, effective as of December 31, 2007 (the “Second Amended and Restated Agreement”), which amended and restated certain prior versions of the Property Management Agreement, and (ii) Amendment No. 1 to the Second Amended and Restated Agreement, effective as of June 30, 2015 (“Amendment One”), which amended certain provisions of the Second Amended and Restated Agreement (the Second Amended and Restated Agreement, as amended by Amendment One, the “Prior Agreement”); and

WHEREAS, the Corporation, the Operating Company and Property Manager desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree that the Prior Agreement is hereby amended and restated in its entirety, as follows:

ARTICLE I.

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1“Account” has the meaning set forth in Section 2.3(j) hereof.

1.2“Affiliate” means, with respect to any Person, (i) in the case of an individual, any immediate family member of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such

Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract or otherwise.

1.3“Board” means the board of directors of the Corporation.

1.4“Cause” means: (i) fraud, gross negligence or breach of fiduciary duty owed to the Corporation or the Operating Company by the Property Manager or its Affiliates in connection with the performance of its duties under this Agreement; (ii) willful misconduct by the Property Manager or its Affiliates which could reasonably be expected to materially adversely affect the Corporation’s good name, reputation or business; (iii) the violation of any material provision of this Agreement by the Property Manager that, after written notice of such violation reasonably detailing the violation and demanding a cure, is not cured within 30 days, or action has commenced within 30 days to cure the default but such curative action is not being pursued with reasonable diligence; (iv) the Property Manager is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Property Manager, for all or substantially all of its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Property Manager for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 60 days; (v) the Property Manager institutes proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due, or (vi) any Affiliate of the Property Manager is convicted of or pleads “guilty” or “no contest” to a felony in connection with the performance of the Property Manager’s duties under this Agreement and which could reasonably be expected to materially adversely affect the Corporation’s good name, reputation or business.

1.5“Change in Control” means the failure of (i) the Sponsors, (ii) the Sponsors’ Affiliates, (iii) Trident BRE, LLC, a Delaware limited liability company (“Trident BRE”), (iv) Affiliates of Trident BRE and (v) employees of Property Manager who are members of Property Manager, to collectively own, directly or indirectly, fifty percent (50%) or more of the outstanding membership interests of Property Manager.

1.6“Corporation” has the meaning set forth in the preamble hereto.

1.7“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8“Financing Agreement” means any credit agreement, mortgage or other agreement for borrowed money of the Corporation or the Operating Company.

1.9“Improvements” means all buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.10“Independent Director” and “Independent Directors Committee” each have the meaning set forth in the Articles of Incorporation of the Corporation as in effect from time to time.

1.11“Initial Term” has the meaning set forth in Section 6.1(a).

1.12“Key Person” means each of Amy L. Tait and Christopher J. Czarnecki and their respective successors and replacements as approved by the Independent Directors Committee.

1.13“Key Person Event” means any event or circumstance which results in both Key Persons no longer continuing to serve as the Chairman and Chief Executive Officer (or comparable executive positions with substantially the same responsibilities), respectively, of Broadstone Real Estate, LLC for a continuous period of sixty (60) days. For the avoidance of doubt, such an event with respect to either (but not both) Key Persons shall not constitute a Key Person Event.

1.14“Lease” shall mean an agreement of lease between Owner and tenant with respect to a Property.

1.15“Management Fees” has the meaning set forth in Section 4.1(a) hereof.

1.16“Operating Company” has the meaning set forth in the preamble hereto.

1.17“Owner” means the Operating Company and, as required by context, the Special Purpose Entities which own the Properties.

1.18“Outstanding Corporation Voting Securities” has the meaning set forth in the definition of “Termination Event.”

1.19“Person” means an individual, entity or group within the meaning of Section 13(d)(3) of the Exchange Act.

1.20“Properties” means any real property owned by Owner from time to time.

1.21“Property Manager” has the meaning set forth in the preamble hereto.

1.22“Renewal Term” has the meaning set forth in Section 6.1(a).

1.23“Replacement Nominees” has the meaning set forth in Section 6.1(c).

1.24“Review Period” has the meaning set forth in Section 6.1(c).

1.25“Special Purpose Entity” means any special purpose entity wholly owned, directly or indirectly, by the Operating Company and formed or acquired for the purpose of acquiring, owning or financing any Property.

1.26“Sponsors” means Amy L. Tait and Broadstone Ventures, LLC, a New York limited liability company.

1.27“Suitable Alternatives” has the meaning set forth in Section 6.1(c).

1.28“Termination Fee” has the meaning set forth in Section 6.1(c).

1.29“Termination Event” shall mean any transaction or series of related transactions which results in:

(a)the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of all or substantially all of the then-outstanding shares of Common Stock and/or outstanding ownership interests in the Operating Company;

(b)any merger, consolidation, reorganization or other similar transaction or series of transactions pursuant to which the Corporation is merged with and into or otherwise acquired by another entity; or

(c)the direct or indirect sale of all or substantially all of the assets of the Corporation or the Operating Company to another entity and the distribution of the proceeds thereof to the Corporation’s stockholders.

ARTICLE II.

APPOINTMENT OF MANAGER; SERVICES TO BE PERFORMED

2.1Appointment of Property Manager.  Owner hereby engages and retains Property Manager as the sole and exclusive manager and agent of the Properties, and Property Manager hereby accepts such appointment, all on the terms and conditions hereinafter set forth, it being understood that this Agreement shall cause Property Manager to be, at law, Owner’s agent upon the terms contained herein.  As such, all obligations and expense incurred by Property Manager which are consistent with this Agreement shall be for the account, on behalf of and at the expense of the Owner.

2.2General Duties.  Property Manager shall devote its best efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent and careful manner.  The services provided by Property Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the same geographic area of the Properties.  Property Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Property Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.

2.3	Specific Duties. Property Manager’s duties include the following:

(a)Lease Obligations.  Property Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management.  Property Manager shall also provide or cause to be provided all services normally provided to tenants of like premises and as such may be required by their respective Leases.  Property Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are expressly required under the terms of a Lease.  Property Manager shall use commercially reasonable efforts to ensure tenants maintain the Properties in good operating condition, comply with all federal, state or local government requirements and fulfill any insurance obligations required by the Owner pursuant to the terms of a Lease.

(b)Maintenance.  Property Manager shall perform any maintenance services which are an obligation and responsibility of Owner pursuant to a Lease or required under any Financing Agreements.  Property Manager’s duties shall include ensuring that each tenant maintains the Property leased to such tenant subject to such tenant’s Lease in strict compliance with such Lease.

(c)Re-Leasing Functions. Property Manager shall coordinate the re-leasing of the Properties at the end of the existing term of the Leases for the Properties or otherwise as needed and shall negotiate and use its best efforts to secure executed Leases from qualified tenants, and to execute same on behalf of Owner if requested, for available space in the Properties, with such Leases to be in form and on terms approved by Owner and Property Manager. Property Manager shall be responsible for the hiring of all leasing agents, as necessary for the re-leasing of the Properties, and to otherwise supervise and manage the re-leasing process on behalf of the Owner.

(d)Vendors.  Property Manager may, at its discretion, select or replace vendors that provide goods or services to the Properties provided such is reasonably required within the ordinary course of the management, operation, maintenance and leasing of a Property and the cost of such vendor is justified based upon market rates.

(e)Notice of Violations.  Property Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, board of fire underwriters or insurance company, and shall make such recommendations regarding compliance with such notices as shall be appropriate.

(f)Personnel.  Any personnel hired by Property Manager to maintain, operate and lease the Properties shall be the employees or independent contractors of Property Manager and not of the Owner.  Property Manager shall use due care in the selection and supervision of such employees or independent contractors.  Property Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

(g)Utilities and Supplies.  Property Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental properties and pursuant to the terms of the Leases.

(h)Expenses.  Property Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Properties and pay all such bills, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, any applicable taxes, including, without limitation, any real estate taxes, and any other amount payable in respect to the Properties not payable directly by tenants pursuant to their Leases.  Property Manager shall use commercially reasonable efforts to pay all bills within the time required to obtain discounts, if any.  Owner may from time to time request that Property Manager forward certain bills to Owner promptly after receipt, and Property Manager shall comply with any such request.  Property Manager shall pay real property taxes and assessments, bills for utilities and other services, insurance premiums and any other expenses of the Properties out of the Account (as hereinafter defined).

(i)Monies Collected.  Property Manager shall collect all rent and other monies from tenants and any sums otherwise due Owner with respect to the Properties in the ordinary course of business. In collecting such monies, Property Manager shall inform tenants of the Properties that all remittances are to be in the form of a check, money order or bank wire. Owner authorizes Property Manager to request, demand, collect and take receipt for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease.  All such monies shall promptly be deposited in an account designated by the Operating Company.

(j)Banking Accommodations.  Property Manager shall establish and maintain a separate checking account (the “Account”) for funds relating to the Properties. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Property Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Property Manager hereunder.  No monies collected by Property Manager on Owner’s behalf shall be commingled with funds of Property Manager.  The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i)promptly, but no later than two (2) business days after request by Property Manager, Operating Company shall deposit sums sufficient to permit Property Manager to make the payments specified in (ii) below; and

(ii)all sums due to Property Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Property Manager from the Account prior to the making of any other disbursements therefrom.

(k)Tenant Complaints.  Property Manager shall maintain business-like relations with the tenants of the Properties.

(l)Organizational Documents.  Property Manager has received copies of the Amended and Restated Operating Agreement of the Operating Company and the Articles of Incorporation and Bylaws of the Corporation, each as in effect from time to time and is familiar with the terms thereof and Property Manager shall use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, shall in any way conflict with the terms of such organizational documents.

(m)Signs.  Property Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Property Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

2.4Approval of Leases, Contracts.  In fulfilling its duties to the Owner, Property Manager may and hereby is authorized to enter into any leases, contracts or other agreements on behalf of the Owner in the ordinary course of the management, operation, maintenance and leasing of the Properties.

2.5 Accounting, Records and Reports.

(a)Records.  Property Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received for services, work and supplies ordered in connection with the maintenance and operation of the Properties. Such records shall be maintained on a double entry basis. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Agreement.

(b)Reports.  On or before the 20th day of each month during the term of this Agreement, or at such other times as are reasonably requested by the Owner, Property Manager shall prepare and submit to Owner a cash flow statement showing all cash receipts and disbursements with respect to the Properties during the preceding month.  Property Manager shall also prepare and promptly deliver any other report as may be reasonably requested by the Independent Directors.

(c)Financial Information and Filings.  Property Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.  Property Manager shall also assist the Owner in preparing financial statements and tax returns.

(d)Notices.  Promptly after receipt, Property Manager shall deliver to Owner all notices from any tenant, or any governmental authority, that are not, in the Property Manager’s reasonable discretion, of a routine nature. Property Managers shall also report expeditiously to Owner notice of any extensive damage to any part of the Properties.

2.6Subcontracting and Vendors.  Notwithstanding anything to the contrary contained in this Agreement, the Property Manager may subcontract any of its duties hereunder, without the consent of the Owner being required. In the event that the Property Manager does engage third parties to perform any of its duties hereunder, any fees payable to such third parties will be paid as set forth in Section 4.1(c).

ARTICLE III.

EXPENSES

3.1Owner’s Expenses.  Except as otherwise specifically provided, all costs and expenses incurred hereunder by Property Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. All costs and expenses for which Owner is responsible under this Agreement shall be paid by Property Manager out of the Account. In the event the Account does not contain sufficient funds to pay all such expenses, Owner shall promptly, upon Property Manager’s request, fund all sums necessary to meet any costs and expenses which exceed the funds available in the Account.

3.2Property Manager’s Expenses.  All costs and expenses incurred hereunder by Property Manager in connection with or incidental to performing the services contained herein, including its expenses related to the management, leasing and maintenance of the Properties and its general overhead and administrative expenses such as travel costs and compensation of its employees, shall be paid by Property Manager from its own account.

ARTICLE IV.

PROPERTY MANAGER’S COMPENSATION

4.1Service Fees.  In exchange for its services, the Owner shall pay the Property Manager the following compensation:

(a)In exchange for the services described in Article II, the Operating Company will pay the Property Manager a property management fee, payable at the end of each month, equal to three percent (3%) of the gross rentals collected from all of the Properties for such month including base rent, additional rent, and all other charges, fees and commissions paid for use or occupation of the Properties under the terms and conditions of the Leases governing such Properties (the “Management Fee”).  Notwithstanding anything in this Section 4.1(a) to the contrary, the Management Fee payable at the end of each month with respect to that certain Property located at 2655 Ridgeway Avenue, Greece, NY and that certain Amended and Restated Master Lease Agreement, dated as of March 1, 2010, between Unity Ridgeway, LLC and Unity Health System (the “Unity Lease”), shall be equal to five percent (5%) of all Rent (as such term is defined in the Unity Lease) collected for such month, until the expiration (including all Renewal Terms, as such term is defined in the Unity Lease) or earlier termination of the Unity Lease.

(b)In exchange for services rendered in connection with the execution of new leases after the initial acquisition of a Property (excluding any new leases which are negotiated in connection with the initial acquisition of a Property by the Operating Company), the Property Manager will receive a re-leasing fee equal to one month’s rent if the Lease is with an existing tenant, or two month’s rent if the tenant is new to the Property (whether or not the Property Manager engages a broker to lease the Property on behalf of the Owner).

(c)In the event that Property Manager engages one or more third parties to perform the services described herein on behalf of the Property Manager, the fees payable to such parties for such services will, in the Property Manager’s discretion, either (i) be paid by the Operating Company directly to such parties (in which case the amount of such fees paid by the Operating Company shall be deducted from the monthly Management Fees payable by the Operating Company to Property Manager), or (ii) be paid directly by Property Manager to such parties (in which case there shall be no adjustment to the Management Fees payable by the Operating Company to Property Manager).

For the avoidance of doubt, all fees paid pursuant to this Article IV shall be in addition to any brokerage fees paid to third parties in connection with the purchase, sale, lease or re-lease of Properties, which shall be an expense of Owner.

4.2Additional Fees.  In the event that the Property Manager provides services other than those specified herein, the Operating Company shall pay to Property Manager a fee equal to no more than that which the Operating Company would pay to a third party that is not an Affiliate of the Owner or the Property Manager to provide such services, as approved by the Independent Directors Committee.

4.3Audit Adjustment.  If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Property Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more than the five (5%) percent of the Management Fees paid for such fiscal year, Property Manager shall bear the cost of such audit.

ARTICLE V.

INSURANCE AND INDEMNIFICATION

5.1Insurance to be Carried. Property Manager shall obtain or cause the tenants of the Properties pursuant to their Leases to obtain and keep in full force and effect insurance on the Properties against such hazards as Owner and Property Manager shall deem appropriate, but in any event sufficient to comply with the Leases and the Financing Agreements. All liability policies shall provide sufficient insurance satisfactory to both Owner and Property Manager, and any applicable Financing Agreements, and shall contain waivers of subrogation for the benefit of Property Manager and Owner.  In the event insurance is an obligation and responsibility of a tenant of a Property pursuant to a Lease, Property Manager shall use reasonable efforts to confirm that the policy obtained by the tenant provides the coverage required by the Lease and that the Owner is named as an additional insured.

5.2Cooperation with Insurers. Property Manager shall cooperate with and provide reasonable access to the Properties and Improvements to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made. Property Manager shall use its best efforts to comply with, or cause tenants to comply with, all requirements of insurers.

5.3Accidents and Claims.  Property Manager shall promptly investigate and shall report in detail to Owner all accidents and claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall promptly prepare and provide to Owner for approval all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Property Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

5.4Indemnification.  Property Manager shall hold Owner harmless from and indemnify and defend Owner against any and all claims or liability for any injury to persons or damage to property whatsoever occurring in, on, or about the Properties, including, without limitation, the Improvements caused by or arising out of the negligence of Property Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter. The Corporation and the Operating Company will indemnify and hold Property Manager harmless against all liability for injury to persons and damage to property caused by or arising out of Owner’s negligence and which did not result from the negligence or misconduct of Property Manager, except to the extent Property Manager recovers insurance proceeds with respect to such matter.

ARTICLE VI.

TERM, TERMINATION OF AGREEMENT AND TERMINATION FEE

6.1Term, Termination and Termination Fee.

(a)Term. This Agreement shall be effective on the date first above set forth and shall continue in full force and effect until December 31, 2018 (the “Initial Term”), unless earlier terminated pursuant to Section 6.1(b) below. Commencing on January 1, 2019, this Agreement shall automatically renew for successive additional three (3) year terms (each a “Renewal Term”), with each Renewal Term commencing on January 1st of the first fiscal year of each Renewal Term and ending on December 31st of the third fiscal year of each Renewal Term, subject to termination pursuant to Section 6.1(b) below.

(b)Termination. This Agreement may be terminated: (i) immediately by the Independent Directors Committee for Cause; (ii) by the Independent Directors Committee, with written notice to the Property Manager, within thirty (30) days following a Change in Control; (iii) by the Independent Directors Committee, by providing the Property Manager with written notice of termination not less than one (1) year prior to the last calendar day of any Renewal Term (December 31st of the third fiscal year of any Renewal Term), with such termination to be effective as of the last calendar day of such Renewal term; and (iv) by Property Manager by providing the Corporation with written notice of termination not less than one (1) year prior to the last calendar day of any Renewal Term (December 31st of the third fiscal year of any Renewal Term), with such termination to be effective as of the last calendar day of such Renewal term. Notwithstanding the foregoing, this Agreement shall automatically terminate, without the requirement for any further action by any party hereto, in the event of a Termination Event. Notwithstanding the foregoing, this Agreement may also be terminated by the Independent Directors Committee as set forth in Section 6.1(c) below.

(c)Key Person Event Termination. Upon a Key Person Event, the Property Manager shall have a period of sixty (60) days from such Key Person Event to present for approval by the Independent Directors Committee the names and qualifications of two individuals to serve as Chairman and Chief Executive Officer (or comparable executive positions with substantially the same responsibilities) of Broadstone Real Estate, LLC (such individuals, “Replacement Nominees”). Upon receipt of the Replacement Nominees from the Property Manager, the Independent Directors Committee shall have a period of up to, but not to exceed, six (6) months from the date of such receipt (the “Review Period”) to consider the Replacement Nominees and to request such additional information as it may reasonably require to evaluate the Replacement Nominees, provided that such information is within the Property Manager’s possession and can be legally provided. If, prior to the expiration of the Review Period, (A) the Independent Directors Committee elects not to approve the Replacement Nominees presented by the Property Manager and (B) the Property Manager and the Independent Directors Committee have been unable, despite their mutual good faith efforts, to agree upon a suitable set of alternative individuals to appoint as the Chairman and Chief Executive Officer of Broadstone Real Estate, LLC (such persons, “Suitable Alternatives”), then the Independent Directors Committee shall have the right to terminate this Agreement, upon written notice to the Property Manager on or prior to the last day of the Review Period, with such termination to be effective twelve (12) months from the date of delivery of such written notice. If, on or prior to the expiration of the Review Period, the Independent Directors Committee elects to approve the Replacement Nominees (or, if applicable, mutually agreed upon Suitable Alternatives), then such Replacement Nominees or Suitable Alternatives, as applicable, shall become Key Persons and the Independent Directors Committee shall have no right to terminate this Agreement (other than as set forth in Section 6.1(b) above) and this Agreement shall continue in full force and effect in accordance with its terms. The process set forth in this Section 6.1(c) for replacing Key Persons and reviewing and approving Replacement Nominees and Suitable Alternatives shall also apply outside the context of a Key Person Event when one, but not both, of the Key Persons needs to be replaced; provided, however, that for the avoidance of doubt, an event with respect to either (but not both) Key Persons shall not constitute a Key Person Event.

(d)Termination Fees. In the event that this Agreement is terminated by the Independent Directors Committee pursuant to Section 6.1(b)(ii) above, by the Independent Directors Committee pursuant to Section 6.1(b)(iii) above, by the Independent Directors Committee pursuant to Section 6.1(c) above, or automatically upon a Termination Event pursuant to the second-to-last sentence of Section 6.1(b), the Operating Company shall pay to Property Manager a fee equal to three (3) times the Management Fee to which the Property Manager was entitled during the twelve-month period immediately preceding the effective date of such termination (the “Termination Fee”).

6.2Property Manager’s Obligations after Termination.  Upon the termination of this Agreement, Property Manager shall have the following duties:

(a)Property Manager shall deposit all moneys collected for the account of Owner pursuant to this Agreement;

(b)deliver to Owner a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to Owner;

(c)deliver to the Owner all property and documents of Owner then in the custody of the Property Manager; and

(d)at Owner’s request, Property Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Property Manager. Property Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

ARTICLE VII.

MISCELLANEOUS

7.1Amendments.  This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or permitted assigns.

7.2Assignment.  This Agreement may not be assigned by the Property Manager, except (a) to an Affiliate of the Property Manager, or (b) upon the consent of the Owner and the approval of the Independent Directors Committee. Any assignee of the Property Manager shall be bound hereunder to the same extent as the Property Manager. This Agreement shall not be assigned by Owner without the written consent of the Property Manager, except to a corporation, association, trust or other organization which is a successor to Owner. Such successor shall be bound hereunder to the same extent as such Owner. Notwithstanding anything to the contrary contained herein, the economic rights of the Property Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Property Manager without the consent of the Owner. For the avoidance of doubt, subcontracting by the Property Manager pursuant to Section 2.6 hereof shall not be deemed an assignment of this Agreement governed by this Section 7.2.

7.3Notices.  Any notice, report, consent or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice in person, by registered or certified United States mail, postage prepaid and return receipt requested, or by recognized overnight delivery service and shall be given when received at the following addresses of the parties hereto:

The Corporation:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY 14604

Attention:  Chief Executive Officer and

Chair of the Independent Directors Committee

The Operating Company:

Broadstone Net Lease, LLC

800 Clinton Square

Rochester, NY 14604

Attention:  Chief Executive Officer and

Chair of the Independent Directors Committee

The Property Manager:

Broadstone Real Estate, LLC

800 Clinton Square

Rochester, NY 14604

Attention:  Chief Executive Officer

7.4 Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5No Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.7Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument.

7.8Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

7.9Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to principles of choice of law other than the provisions of General Obligations Law Sections 5-1401 and 5-1402. The parties hereto consent to the jurisdiction of the courts of the State of New York and Federal courts located in Monroe County, New York, with respect to any matter related to this Agreement and will not object to the laying of venue in Monroe County, New York.

7.10Severability.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

7.11Disputes.  If there shall be a dispute between the Corporation, the Operating Company or any Special Purpose Entity, on the one hand, and Property Manager, on the other hand, relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other parties to such litigation such amount as the court shall fix as reasonable attorneys’ fees and court costs.

7.12Activities of Property Manager.  The obligations of Property Manager pursuant to the terms and provisions of this Agreement shall not be construed to preclude Property Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Owner or the business of Owner.

7.13Independent Contractor.  Property Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Property Manager to Owner under this Agreement is that of an independent contractor.

7.14Further Actions.  The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purposes hereof.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CORPORATION:BROADSTONE NET LEASE, INC.,

a Maryland corporation

By:/s/ Christopher J. Czarnecki

Name: Christopher J. Czarnecki

Title: Chief Executive Officer

OPERATING COMPANY:BROADSTONE NET LEASE, LLC,

a New York limited liability company

By:Broadstone Net Lease, Inc.

a Maryland corporation,

its managing member

By:/s/ Christopher J. Czarnecki

Name: Christopher J. Czarnecki

Title: Chief Executive Officer

PROPERTY MANAGER:	BROADSTONE REAL ESTATE, LLC, a New York limited liability company

By:/s/ Christopher J. Czarnecki

Name: Christopher J. Czarnecki

Title: Chief Executive Officer